AN AGREEMENT BETWEEN THE CITY OF ATLANTIC CITY
           AND MIRAGE RESORTS, INCORPORATED FOR THE
       DEVELOPMENT OF THE HURON NORTH REDEVELOPMENT AREA



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                     TABLE OF CONTENTS

                                             Page No.

SECTION 1.  Initial Recitals............................. 1

SECTION 2.  Definitions.................................. 3

          2.0 Governing Definitions...................... 3

SECTION 3.  Project Identification....................... 6

          3.0  Purpose................................... 6

          3.1  The Project............................... 6

          3.2  The Redeveloper........................... 7

          3.3  The City.................................. 7

          3.4  The Site.................................. 7

SECTION 4.  Environmental Issues......................... 8

          4.0 Environmental Issues....................... 8

          4.1 Current Status............................. 8

          4.1.1 Landfill Investigation................... 8

          4.1.2  Wetlands Investigation.................. 9

          4.1.3  Other Environmental Assessments......... 9

          4.1.4  Availability of Environmental
                Data to City............................. 10

          4.1.4.1.  Release of Reports and Opinions...... 11

          4.1.4.2  Prior Environmental Studies........... 11

          4.2   Remediation Activities................... 11

          4.3  Remediation Costs......................... 12

          4.3.1  Availability of Funds - Other Sources... 12

          4.3.1.1.  Sharing Formula...................... 13

          4.3.1.2.  Use of Funds by City................. 13

          4.3.2.  Costs on Abandonment or Default........ 14
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          4.4   Governmental Approvals................... 14

          4.5  Hold Harmless Provision................... 15

SECTION 5.  Development of Project....................... 16

          5.0  General................................... 16

          5.1  Covenant to Convey........................ 16

          5.1.1  Conveyance of Project Parcels........... 17

          5.1.2  Closing Date............................ 17

          5.1.2.1 Authorization to Convey................ 18

          5.1.3  Closing................................. 18

          5.1.4 Site Preparation Prior to Closing Date... 19

          5.1.4.1  Indemnification and
                    Non-Interference..................... 20

          5.1.5  Existing Leases......................... 20

          5.2 Project Schedule........................... 21

          5.2.1.  Necessary Governmental Approvals....... 21

          5.2.2  Commencement of Project................. 22

          5.2.3   Completion of Project.................. 22

          5.3  Construction Assurances................... 22

          5.3.1  Redeveloper Default..................... 22

          5.3.1.1   Default Events....................... 23

          5.3.1.2  Default Notice........................ 23

          5.3.1.3  Default Remedies...................... 24

          5.4  Tax Assessments........................... 24

          5.4.1  Assessment During Construction.......... 25

          5.4.2  Valuation Method........................ 25

          5.5  Subsequent Conveyance by Redeveloper...... 25

          5.6  Assignment to Subsidiary.................. 26
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SECTION 6.  Relocation of City Facilities................ 27

          6.0  City Facilities Defined................... 27

          6.1  Relocation................................ 27

          6.2  Assistance From City...................... 28

          6.3  Configuration............................. 28

          6.4  Redeveloper's Rights Prior
               to Relocation............................. 29

          6.5  Cost of Relocation........................ 29

          6.6  Other Limitations......................... 29

SECTION 7.  Title Issues................................. 30

          7.0  Title Issues Generally.................... 30

          7.1  State Title Issues........................ 31

          7.2  Tax Foreclosure Issues.................... 32

          7.3  Vacation of Streets....................... 33

          7.4  Deed Restrictions......................... 33

          7.5  Undetermined Title Issues................. 34


SECTION 8.  Neighborhood Issues ......................... 35

          8.0  Neighborhood Impacts...................... 35

          8.1  Traffic................................... 35

          8.1.1  Roadway Connector....................... 35

          8.1.2  Conditions Precedent.................... 36

          8.1.3  Roadway Connector Limitation............ 36

          8.2  Rodent, Insect and Animal
               Control................................... 37

          8.3  Illumination, Noise and Pollution......... 37

          8.4  Security and Safety....................... 37

          8.5  Surrounding Housing Preserved............. 38

SECTION 9.  Jobs and Business Opportunities.............. 39
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          9.0  Purpose................................... 39

          9.1  Redeveloper's Commitment.................. 39

          9.2  Redeveloper's Commitment Goals............ 40

SECTION 10. Miscellaneous ............................... 41

          10.0  Outparcels............................... 41

          10.1  Utilities................................ 41


          10.2  Billboards............................... 41

          10.3  Jitney and Other Transit Service......... 42

          10.4  Force Majeure............................ 42

          10.5  Agreement Provisions..................... 42

          10.5.1  Paragraph Headings..................... 42

          10.5.2  Governing Law.......................... 42

          10.5.3  Amendments to Agreement................ 44

          10.5.4  Severability........................... 44

          10.5.5  Incorporation of Recitals.............. 44

          10.6  Condemnation/Casualty.................... 44

          10.7  Cooperation By City...................... 45

          10.8  Notices.................................. 45

                          EXHIBITS

EXHIBIT A
     Request for Qualifications issued by the City of Atlantic City dated April 13, 1995

EXHIBIT B
     Legal Description of Project Parcels

EXHIBIT C
     Project Schedule

EXHIBIT D
     "Intentionally Deleted"

EXHIBIT E
     Project Description Materials

EXHIBIT F
     City's Requirements for Relocation of City Facilities

EXHIBIT G
     Portion of the Official Tax Map of the City of Atlantic
     City which shows the Site

EXHIBIT H
     Description of Streets to be Vacated

EXHIBIT I
     Schedule of Outparcels

EXHIBIT J
     Memo of Kenneth Platt dated February 13,1996

EXHIBIT K
     Redeveloper's Recitation of Employment
     Methods and Goals

EXHIBIT L
     The Redevelopment Plan for the Huron North
     Redevelopment Area

EXHIBIT M
     Mirage Resorts, Incorporated Presentation on
     Transportation Alternatives for the Marina/Midtown
     Connector Improvement before the Governor's
     Atlantic City Transportation Access Task Force

EXHIBIT N
     Memorandum of Understanding (MOU) between the City of Atlantic City and Mirage Resorts, Incorporated, dated February 21, 1996

EXHIBIT O
     Completion Guaranty

                     1. INITIAL RECITALS

     THIS AGREEMENT known as "AN AGREEMENT BETWEEN THE CITY OF ATLANTIC CITY AND MIRAGE RESORTS, INCORPORATED FOR THE DEVELOPMENT OF THE HURON NORTH REDEVELOPMENT AREA" is made this 3 day of May, 1996 by and between the City of Atlantic City (the "City") and Mirage Resorts, Incorporated (the "Redeveloper"), in consideration of the provisions set forth hereinafter and the mutual promises contained therein, as well as in the exhibits attached hereto.

     WHEREAS the City is a political subdivision of the State of New Jersey, located in the County of Atlantic, with offices located at 1301 Bacharach Boulevard, Atlantic City ,
New Jersey  08401; and

     WHEREAS the Redeveloper is a corporation formed under the laws of the State of Nevada, with corporate offices located at 3400 Las Vegas Boulevard South, Las Vegas,
Nevada  89109; and

     WHEREAS the City is the owner of approximately 150 acres of undeveloped real property located in an area bounded by Huron Avenue to the South, Atlantic-Brigantine
Boulevard and Massachusetts Avenue to the East, Clam
Thorofare and the Penrose Canal to the North and Absecon
Boulevard to the West (the "Site"); and

     WHEREAS the Site represents one of the last remaining large developable sites in the City; and

     WHEREAS despite the pro-development zoning governing the Site since 1929, the Site remains a vacant, fallow and under-utilized tract of land and neither a variety of zoning scenarios nor individual public or private initiatives have resulted in any meaningful development within the boundaries of the Site; and

     WHEREAS in a further effort to stimulate development of the Site, the City has designated the Site, which is also known as the "Huron North Redevelopment Area", as an area in need of redevelopment pursuant to N.J.S.A. 40A:12A-4; and

     WHEREAS the Atlantic City Planning Board (the "Board") was directed to prepare a Redevelopment Plan for the Site;
and

     WHEREAS on or about March 9, 1995, the Board submitted a Redevelopment Plan to the City and advised the City that the Redevelopment Plan was consistent with the City Master



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Plan and, thereafter, on or about March 15, 1995, the City, by ordinance, adopted the proposed Redevelopment Plan; and

     WHEREAS the purpose of the Redevelopment Plan is to provide the mechanism, by the conveyance of City-owned land, for a public/private partnership leading to the development of a "world class" entertainment/recreation complex located on the Site, in order to stimulate new markets and strengthen and diversify the City's economic base, providing commercial facilities for year-round tourist and family attractions, increased employment opportunities and the generation of new hotel rooms, all of which maximizes tax revenue and generates tax ratables by the return to the active tax roles of land currently under public ownership; and

     WHEREAS the City has on April 13,1995 sought a request for qualifications ("RFQ") from interested developers for the purpose of entering into an agreement to redevelop the Site in accordance with the Redevelopment Plan; and

     WHEREAS the Redeveloper has responded to the RFQ with a submission to the City dated July 12, 1995, which envisions a development for the Site which contains numerous elements including, but not limited to, a casino hotel; and

     WHEREAS the City, by action of the governing body of the City on or about September 6, 1995 designated the Redeveloper to undertake the redevelopment of the Site as set forth in the RFQ and consistent with the Redevelopment
Plan and the Redeveloper's initial development and design concepts for the Site; and

     WHEREAS pursuant to that designation and the RFQ, the City and the Redeveloper have entered into a Memorandum of Understanding ("MOU") dated February 21, 1996 with regard to the issues and items that should be addressed in the development of the Site; and

     WHEREAS the City and the Redeveloper, as required by the RFQ, desire to fully and thoroughly address the issues and items involving the development of the Site by way of a Redeveloper's Agreement; and

     WHEREAS the City and the Redeveloper acknowledge that the mutual promises contained in this Agreement are good and valuable consideration for the binding execution of this Agreement;

     IT IS ON THE DATE STATED ABOVE AGREED BY AND BETWEEN
THE CITY AND THE REDEVELOPER AS FOLLOWS:


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

                       2.  DEFINITIONS


     2.0 Governing Definitions. When used in this Agreement the following words, phrases or terms shall have the meanings set forth in the subsections which follow.

     2.1.1 Agreement or this Agreement shall mean the instant document which is entitled "An Agreement Between the City of Atlantic City and Mirage Resorts, Incorporated for the Development of the Huron North Redevelopment Area".

     2.1.2 Board or the Board shall mean the Atlantic City
Planning Board.

     2.1.3 CAFRA shall mean the New Jersey Coastal Area
Facility Review Act, N.J.S.A. 13:19-1 et seq.

     2.1.4 City or the City shall mean The City of Atlantic
City by and through its governing body and shall include all agencies, departments, boards or other subdivisions thereof unless otherwise stated.

     2.1.5 City Facilities shall have the meaning defined in paragraph 6.0 of this Agreement.

     2.1.6 Closing Date shall have the meaning defined in paragraph 5.1.2 of this Agreement.

     2.1.7 Commence Construction, Commences Construction,
Commencing Construction or Commenced Construction shall have the same meaning as defined for the term Commence
Construction in paragraph 5.2.2 of this Agreement.

     2.1.8 Default or in Default shall have the meaning defined in paragraph 5.3.2 of this Agreement.

     2.1.9 Default Notice shall mean such notice from the City to the Redeveloper as defined in paragraph 5.3.2.2.

     2.1.10 Environmental Data shall have the meaning defined in paragraph 4.1.4 of this Agreement.

     2.1.11 Environmental Reports shall have the meaning defined in paragraph 4.1.4 of this Agreement.

     2.1.12 LOI shall mean a wetlands regulatory line verification letter of interpretation from NJDEP pursuant to N.J.A.C 7:7-8.3.




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

     2.1.13 Memorandum of Understanding or MOU shall mean the letter memorandum of understanding entered into between the City and the Redeveloper dated February 21, 1996 and attached as Exhibit N.

     2.1.14 Mirage Resorts, Incorporated shall mean the corporation formed under the laws of the State of Nevada known by that name, with corporate offices located in Las
Vegas, Nevada and also referred to in this Agreement as the Redeveloper.

     2.1.15 NJDEP shall mean the New Jersey Department of
Environmental Protection.

     2.1.16 Outparcels shall have the meaning defined in paragraph 10.0 and as set forth on Exhibit I of this Agreement.

     2.1.17 Parties or the Parties shall mean both the City
(as defined in this Agreement) and Mirage Resorts, Incorporated together and shall not refer to any other person or entity.

     2.1.18 Project or the Project shall mean that which is identified in paragraph 3.1 and on Exhibit E to this Agreement.

     2.1.19 Project Parcel or Project Parcels shall mean all that land and premises set forth on Exhibit B to this Agreement and identified in paragraph 5.1.1.

     2.1.20 Project Schedule shall have the meaning defined in paragraph 5.2 and Exhibit C of this Agreement.

     2.1.21 Redeveloper or the Redeveloper shall mean Mirage
Resorts, Incorporated.

     2.1.22 Redevelopment Plan or Plan shall mean the plan adopted by the City on or about March 15, 1995, and as may be amended in accordance with the terms of this Agreement, wherein the City designated the Site as an area in need of redevelopment pursuant to N.J.S.A. 40A:12A-4, and attached to this Agreement as Exhibit "L".

     2.1.23 Relocation when used in reference to the Public
Works Facilities addressed in section 6 of this Agreement shall have the meaning defined in paragraph 6.1 of this Agreement.

     2.1.24 Relocation Parcel shall mean that which is defined in paragraph 6.1(1).


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     2.1.25 Remediation when used in section 4 of this
Agreement (Environmental Issues) shall mean any clean up, correction or adjustment to any environmental contamination or environmental damage to any natural resource including but not limited to air, groundwater, surface water, or soil deemed necessary and advisable by the Redeveloper in order for the Redeveloper to move forward with the Project.

     2.1.26 RFQ shall mean the Request for Qualifications issued by the City on April 13,1995 and attached hereto as Exhibit A.

     2.1.27 Site or the Site shall mean all that land and premises identified in the RFQ as the "Project Area" and generally bounded by Absecon Boulevard, Huron Avenue,
Brigantine Boulevard, Massachusetts Avenue, Clam Thorofare and Penrose Canal and also referred to as the Huron North
Redevelopment Area.

     2.1.28 Site Preparation shall have the meaning defined in paragraph 5.1.4 of this Agreement.

     2.1.29  State Task Force shall mean the State of New
Jersey Governor's Atlantic City Transportation Access Task
Force.

     2.1.30 Third Party or Third Parties shall mean any person or entity other than the City or the Redeveloper as defined in this Agreement.
























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

                  3. PROJECT IDENTIFICATION


     3.0 Purpose. The purpose of this Agreement is to address and memorialize the items set forth in the Memorandum of Understanding entered into by the City and the Redeveloper on February 21, 1996, attached hereto as Exhibit N which sets forth the issues to be addressed in the development of the Site, and such other issues as may be appropriate for the Project. The Redeveloper has been selected by the City through a resolution adopted on September 6, 1995, wherein the City chose the Redeveloper to be the developer of the Site after the submission of qualifications by the Redeveloper and others in response to the RFQ issued by the City.

     3.1 The Project. The Project which is the subject of this Agreement shall generally consist of the initial development and design concept submitted by the Redeveloper in response to the RFQ as same may be modified by the Redeveloper at the time that the Redeveloper submits its application for development of the Site to the Board. The Project shall include one or more casino hotels as the Redeveloper may determine in its discretion, but in no event shall the application for development of the Site to the Board include a Project which calls for any less then one casino hotel to be located on the Site. The Redeveloper, in response to the RFQ, has submitted to the City an initial development and design concept featuring a multi-faceted development for the Site which included one or more casino hotels and which would transform the Site in a fashion sought by the City in the RFQ. The Redeveloper's initial development and design concept is more specifically described in documents and other material attached hereto as Exhibit E. The City acknowledges and agrees that the materials comprising Exhibit E are merely preliminary conceptual designs and proposals based on the Redeveloper's vision for the Site and that the Project will be more fully described and formalized as the design process of the Redeveloper proceeds. The City, however, agrees that the present state of the description of the Project is within the framework of the RFQ and that it meets the criteria set forth therein for the development of the Site. However, if modified by the Redeveloper, the Project shall be substantially similar to the initial development and design concept and consistent with the goals set forth in the RFQ and the Redevelopment Plan. Furthermore, the Redeveloper acknowledges that it will be required to comply with the provisions of the Redevelopment Plan which has been adopted by the City for the Site which will require more detailed site plans and other documents to be submitted for review by


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

the Board. Therefore, the City and the Redeveloper agree to this Agreement in order to establish the provisions and considerations which will govern the development of the Site by the Redeveloper, the conveyance of real property within certain areas of the Site to the Redeveloper, and the construction of the Project.

     3.2 The Redeveloper. The Redeveloper represents and warrants that it is a corporation formed under the laws of the State of Nevada and that it is duly organized and existing in good standing. Redeveloper further represents and warrants that it has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein. It further warrants that the person executing this Agreement on its behalf is authorized to do so and that this Agreement constitutes a valid and legally binding obligation of Redeveloper.

     3.3 The City. The City represents and warrants that it is the fee owner of the Project Parcels as defined in this Agreement, and that there are no known defects in title to those Project Parcels that have not been set forth herein. Furthermore, the City represents and warrants, to its knowledge, that there are no steps which may have been taken by itself or any Third Party, other that those which may be set forth in this Agreement, to alienate or encumber the title to those parcels. The City further represents and warrants that it is undertaking to execute this Agreement in its capacity as a political subdivision of the State of New Jersey and the County of Atlantic, as owner of the Project Parcels and as the designated Redevelopment Agency for the Site and that this Agreement constitutes a valid and legally binding obligation of the City.

     3.4 The Site. The Site which is the subject of this Agreement is known as the Huron North Redevelopment Area.
The Site has been designated by the City as an area in need of redevelopment pursuant to N.J.S.A. 40A:12A-4 et seq.
The Site is the location of the former Atlantic City landfill and was used by the City as a site for the deposition of municipal solid waste and construction debris for many years. The City acquired title to many of the parcels at the Site through various means and now owns approximately 150 acres therein. There are several other parcels within the Site which are owned by private Third
Parties.







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

                  4.  ENVIRONMENTAL ISSUES


     4.0 Environmental Issues. Pursuant to the RFQ, certain environmental concerns which may impact the Project have already been partially addressed by the parties. These concerns consist of but are not limited to issues which involve the presence of the former City municipal landfill on the Site, environmental assessments of the Site, wetlands delineations of the Site, the existence of underground storage tanks, environmental concerns related to the existence of the City public works facilities currently located on the Site, and potential general Site contamination and remediation issues. The RFQ acknowledged that certain environmental concerns were present and made available to the Redeveloper information from a Fatal Flaw Analysis performed on the Site. In addition however, the City and Redeveloper acknowledge that further studies and investigations have been undertaken by the Redeveloper after it was designated as such by the City. As a consequence of those studies and investigations, information has been obtained by the Redeveloper and reports have been generated by Redeveloper's consultants and agents which bear upon the environmental issues on the Site. In addition the City and Redeveloper acknowledge that further studies and investigations are required to be performed by the Redeveloper in order for it to determine whether it will be able to develop the Project in accordance with the Redeveloper's initial development and design concept and this Agreement. Accordingly, the Redeveloper shall have eighteen (18) months from the date this Agreement is executed by the Parties and the City's actions in approving the Agreement become final and unappealable in order to conduct any further studies and investigations it deems necessary in order to determine whether it will be able to develop the Project in accordance with the Redeveloper's initial development and design concept or such other development and design concept acceptable to the Redeveloper and consistent with the RFQ and the Redevelopment Plan.

     4.1 Current Status. The City acknowledges that certain environmental studies and/or investigations are currently being undertaken by the Redeveloper on the Site for purposes of proceeding with the Project. These studies are an active and ongoing process. The City acknowledges and agrees that all information, whether written or otherwise, generated by the studies, unless otherwise made available to the City by the Redeveloper, is the work product of the agents and/or consultants of the Redeveloper and that such work product is privileged and confidential. As a consequence the City agrees not to make a claim against Redeveloper or any of its


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

agents or consultants for production of any such work product except as allowed under the conditions set forth below in paragraph 4.1.4.

     4.1.1 Landfill Investigation. Redeveloper acknowledges that certain portions of the Site were used in the past as the City municipal landfill over a period of several decades, and therefore are likely to require disruption and remediation in order for the Redeveloper to proceed forward with the Project. Redeveloper has undertaken steps to investigate the extent and location of the landfilling activities and is currently in the process of assessing the necessity of disrupting and remediating those portions of the Site in order to be able to proceed with the Project. The City agrees that it will defer to the Redeveloper with regard to any decisions which Redeveloper makes in terms of how areas may need to be remediated so long as the Redeveloper proceeds with the Project and satisfies any governmental or regulatory body with respect to the remediation of the areas of the Site.

     4.1.2 Wetlands Investigation. The Redeveloper and the City acknowledge that there are certain areas of the Site that may be delineated as either freshwater wetlands , pursuant to the New Jersey Freshwater Wetlands Protection Act, or as coastal wetlands pursuant to other regulatory requirements. In accordance with that recognition, Redeveloper has made application to the New Jersey Department of Environmental Protection ("NJDEP") for a regulatory line verification letter of interpretation ("LOI") pursuant to N.J.A.C. 7:7A-8.3 in order to establish the exact location of the wetlands on the Site. The City acknowledges that it has been notified of such LOI application and has specifically granted permission for said filing as property owner of most of the parcels addressed in that application. The Parties agree that they will take all necessary steps to obtain the granting of the LOI by NJDEP.

     4.1.3 Other Environmental Assessments. The City and the Redeveloper acknowledge that there may be other areas of the Site which are subject to investigation and possible environmental remediation for various reasons. The Redeveloper represents that it has begun to undertake efforts to identify such areas of the Site that may impact the development of the Project. The City agrees that it will cooperate with the Redeveloper in any such investigation effort, analysis, application to NJDEP or other governmental or regulatory body, or any similar undertaking of the Redeveloper designed to address the existence of any possible environmental contamination at the Site. By way of example and not of limitation, such areas


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

may include the City's current or past public works facilities, former City incinerator, police firing range and police dog training facilities, underground storage tanks, potential groundwater contamination and possible geotechnical considerations.

     4.1.4 Availability of Environmental Data to City. It is acknowledged by the parties that as a consequence of the studies, investigations and other work being performed or to be performed at the Site by the Redeveloper related to all environmental issues, certain data, information, studies, recommendations, analyses, reports or conclusions ("Environmental Data") and written documents which contain such Environmental Data ("Environmental Reports") will be generated by Redeveloper, its consultants or other agents. Both parties acknowledge that these Environmental Data and Environmental Reports have and will be generated through legal counsel for the Redeveloper in a confidential manner in anticipation of the regulatory process and that such data and reports are, for that reason, privileged documents pursuant to the attorney-client privilege and/or the attorney work product doctrine. However, Redeveloper acknowledges and agrees that the City has an important interest in acquiring information regarding the condition of the Site as is necessary to adequately discharge its obligations as the current owner of the property and thereafter as a party to this Agreement in order to be assured that the Site is properly redeveloped. Accordingly, the Redeveloper and the City agree that the City will be entitled to receive information from the Redeveloper regarding Environmental Data generated about the Site in the following manner. The Redeveloper will discuss with the City on a regular basis the Environmental Data which it has in its possession related to the Site. Such discussions will be limited to the raw data about the conditions of the Site obtained by Redeveloper's consultants or agents which such consultants or agents deem to be of significant importance to the redevelopment of the Site, as well as general discussions between Redeveloper and the City about steps Redeveloper intends to undertake to address or remediate any environmental conditions found at the Site. The Redeveloper shall also inform the City when it makes any application to a governmental or other regulatory body with respect to environmental conditions at the Site and if necessary for said application, obtain authorization from the City to do so. The City shall expeditiously provide any such authorization. Under no circumstances shall Redeveloper be obligated to inform the City of recommendations, conclusions or opinions reached by the Redeveloper or its consultants and agents regarding raw



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

data or other Environmental Data except under the conditions set forth in paragraph 4.1.4.1.

     4.1.4.1 Release of Reports and Opinions. The City shall be entitled to receive, and the Redeveloper shall release, any recommendations, conclusions, or opinions Redeveloper obtains from experts or consultants retained by Redeveloper and any reports containing such recommendations, conclusions or opinions (hereinafter "opinions or reports"), only when any of the following occur:

          (1)  In the event such opinions or reports
     are required to be released for purposes of Redeveloper submitting any applications or obtaining any permits or other permission from any governmental entity to perform any work on any environmental conditions at the Site, the Redeveloper shall provide the City with a copy of such documents at the time of such submission, or

          (2) In the event that Redeveloper obtains or receives any final, unappealable permits or approvals from any governmental authority which allow it to proceed with certain environmental work on the Site, the Redeveloper shall permit the City to review and/or copy any opinions or reports which it has in its possession that were used in obtaining said permits or approvals, or

          (3)  In the event that the Redeveloper is
     found to be in material default under this Agreement and any cure period has elapsed, and the City takes possession of the Site prior to completion of the Project in accordance with the provisions of this Agreement, the City shall be entitled to receive copies of all Environmental
     Data and Environmental Reports in the possession or control of the Redeveloper regarding the Site.

     4.1.4.2 Prior Environmental Studies. The City hereby warrants that it has previously provided Redeveloper with any and all Environmental Data and Environmental Reports concerning the Site known by the current administration of the City, and hereby further warrants that to the extent that the City obtains knowledge of or takes possession of any Environmental Data or Environmental Reports, it will make same immediately available to Redeveloper.

     4.2 Remediation Activities. At the time of the execution of this Agreement, Redeveloper has made no determination as to whether any specific remediation activities may or may not be needed with respect to any areas of the Site. In addition, both Parties warrant that, to the best of their knowledge, as of the date of this Agreement, no governmental entity has determined that any specific remediation will be required on the Site in order to proceed with the Project. The City acknowledges and agrees that in light of the uncertainty of the remediation efforts at this time, the Redeveloper shall be responsible for all environmental issues, including permitting and any remediation activities required to proceed forward with the Project. It is expressly understood, however, that if any environmental issue shall prevent the Redeveloper from obtaining governmental or regulatory approval of its initial development and design concept, or a development and design concept otherwise acceptable to Redeveloper, the Redeveloper shall not be required to proceed with the Project. The Redeveloper warrants that, as of the date of this Agreement, it knows of no environmental concerns that would prevent the development of the Project on the Site in accordance with the Redeveloper's initial development and design concept.

     4.3 Remediation Costs. The City and the Redeveloper acknowledge that the investigation, analysis and potential remediation of any environmental contamination or other environmental condition which may exist at the Site will be a considerable expense which must be undertaken in order to make the site viable for the development of the Project.
The Redeveloper acknowledges and agrees that it will be solely responsible for undertaking such efforts. Accordingly, the Redeveloper herein agrees that it will undertake such efforts as are necessary to investigate, analyze, remediate or address any environmental contamination or condition at the Site that may be necessary in order to proceed with the Project as envisioned in Redeveloper's initial development and design concept. Such efforts or undertakings shall be at Redeveloper's sole cost and expense, except as set forth below in sub-paragraphs
4.3.1 and 4.3.2. Notwithstanding anything to the contrary contained herein, whether express or implied, the Redeveloper shall not be required to proceed with the Project if it determines in its sole discretion that the costs of remediation are unreasonable.

     4.3.1 Availability of Funds - Other Sources. The Redeveloper and the City acknowledge that there may be sources of funds (other than from Redeveloper) which may be available to be used for the payment or reimbursement of some of the expenses of environmental remediation or environmental work undertaken at the Site and related to the Project as referred to in paragraph 4.3. Such sources may include sources of funding from programs offered by the State of New Jersey which may now or later become available to either the Redeveloper or the City. Any funds so received shall inure solely to the benefit of the Redeveloper to reimburse the Redeveloper for the expense of environmental remediation or environmental work undertaken at the Site and related to the Project as referred to in paragraph 4.3. However, in the event that funds become available to either the Redeveloper or the City, pursuant to newly introduced legislation known as New Jersey Senate Bill S-294 and also known as the "Municipal Landfill Site Remediation and Redevelopment Act" in its present or substantially similar form, such that the expense to Redeveloper of undertaking any environmental remediation at the Site is reduced by application of such funds, the Parties agree that the benefit of the receipt of those funds shall be shared by both the Redeveloper and the City by the application of the formula set forth in paragraph 4.3.1.1 but that such sharing shall be strictly limited by the provisions thereof.


     4.3.1.1 Sharing Formula. In the event that funds are obtained pursuant to newly introduced legislation known as New Jersey Senate Bill S-294 and also known as the "Municipal Landfill Site Remediation and Redevelopment Act" in its present or substantially similar form, such funds shall be applied as follows:

          (1) As the Redeveloper receives credit
     against its sales tax obligation for funds expended to conduct reimbursable environmental remediation activities at the Site, the amount of money for which the Redeveloper receives credit shall be transferred within sixty (60) days of receipt of such amounts to an escrow account to be established by the City to assist in effectuating the purposes set forth in paragraph 4.3.1.2.

          (2) The sharing required by (1) above shall be limited to the first Eight Million Dollars
     ($8,000,000) Redeveloper receives credit for against its sales tax obligation. The Redeveloper shall have no obligation whatsoever to convey, transfer, share or transmit an amount in excess of the above amount to the City should the Redeveloper receive credit for funds greater than Eight Million Dollars ($8,000,000) and this figure shall be considered an absolute cap for the purposes described herein.

          (3) The funds so received by the City from the Redeveloper shall be expended solely for purposes established in paragraph 4.3.1.2.

     4.3.1.2 Use of Funds by City. In the event funds are received by the City under the sharing formula set forth in paragraph 4.3.1.1, the City shall apply those funds for the benefit of the residents of the City for approved projects. Such projects have been defined generally by the Memo of Kenneth Platt, Director of Planning and Development for the City, dated February 13,1996 and attached to this Agreement as Exhibit J. The City and Redeveloper shall form a committee consisting of one (1) member appointed by the Mayor, one (1) member appointed by the President of the City Council and one (1) member appointed by the Redeveloper.
The responsibility of the committee will be to make a final determination as to how and on what projects the funds will be expended. The Party appointing any member of this committee may remove or replace such member at any time.

     4.3.2 Costs on Abandonment or Default. In the event that Redeveloper is deemed to have abandoned the Project prior to completion as defined elsewhere in this Agreement, or in the event that Redeveloper is deemed to be in default of this Agreement, as defined elsewhere in this Agreement, the Redeveloper shall indemnify and hold the City harmless for all costs that the City may be required to expend in order to remediate any environmental contamination at the Site which was caused by the acts or omissions of the Redeveloper, its consultants or its agents in the performance of work on the Project, and the Site shall be left in the same or substantially similar condition as it was when the Redeveloper took title to the Site or performed activities on the Site in accordance with paragraph 5.1.4. In addition, the City shall have the right to obtain, retain and use for its own purposes the balance of all remaining funds in any escrow established pursuant to the requirements of the RFQ. The Redeveloper shall not be required to reimburse the City or anyone else, or to expend funds of its own for the remediation of any environmental contamination which either preexisted its involvement at the Site or which was not specifically caused by its work on the Project, unless it otherwise moves forward with the Project in accordance with this Agreement.


     4.4 Governmental Approvals. It is acknowledged by both parties that it will be necessary for the Redeveloper to obtain various environmental permits and approvals in order to undertake development of the Project. These permits and approvals may include but are not limited to those obtained from NJDEP, the United States Environmental Protection Agency, the United States Coast Guard, the United States Army Corps of Engineers and other such agencies and may include a wetlands LOI, a landfill disruption permit, CAFRA permit, a stream encroachment permit, a treatment works approval, a Water Quality Certificate, a Wetlands Development Permit and State Riparian Grants. The Redeveloper agrees that it will forthwith take all necessary steps to prepare and apply for and proceed diligently to attempt to obtain any needed permits at its sole cost and expense in a timely fashion and utilizing its best efforts, such that the development of the Project will not be jeopardized. The City agrees to provide any pertinent information in its possession and to provide any reasonable assistance, without cost or expense to the City other than payroll and internal administrative costs, which may be required of it to enable the Redeveloper to properly apply for and obtain such permits or approvals in a timely fashion, including making applications in the name of the City when reasonably advantageous or otherwise required to do so.

     4.5 Hold Harmless Provision. The City shall indemnify and hold Redeveloper harmless from all environmental obligations which result from pre-existing environmental conditions at the Site, until Redeveloper closes on or otherwise takes possession of the Site. Redeveloper agrees that, after conveyance of the Project Parcels by the City pursuant to this Agreement, it will indemnify and hold the City harmless from any and all claims, suits or causes of action that may be brought by any governmental entity or private Third Party which have as their basis an environmental obligation or environmental issue. In return for such indemnification, the City agrees, upon the request of Redeveloper, and to the extent permissible under applicable policy provisions, to assign to Redeveloper all rights which the City may have under any policies of insurance which it may own or under which it may be named insured, to seek insurance coverage for reimbursement or payment of damages or expenses which may be expended or required to be expended in order to remediate, clean-up or otherwise address any environmental contamination or condition. Such assignment shall not include the assignment of the amount of the City's self-insured deductible on such policies.

                5. DEVELOPMENT OF THE PROJECT


     5.0 General. The Redeveloper and the City acknowledge that the Project involves certain parcels of land constituting approximately 150 acres of land adjacent to and along Huron Avenue know as the "Huron North Redevelopment Area" ("the Project Parcels") which the City, pursuant to the RFQ and as owner of those parcels, was to transfer to the redeveloper selected to develop the Site. The Redeveloper, pursuant to the RFQ, is responsible to develop the Project Parcels in a manner consistent with the RFQ and the Redevelopment Plan.

     5.1 Covenant to Convey. In consideration of the promise of the Redeveloper herein to develop and construct the Project in accordance with this Agreement, and other mutual covenants and agreements contained herein, the City covenants and agrees that it shall transfer and convey title of the Project Parcels to the Redeveloper, and the Redeveloper agrees to accept such title as conveyed in accordance with the terms of this Agreement. The property to be conveyed in accordance with this provision is more specifically identified in paragraph 5.1.1, and shall be conveyed and accepted subject to the following terms and conditions:

          (1) The conveyance by the City shall be of all land, rights, title and interest together with all appurtenances thereto, and shall include, but not be limited to, any right, title and interest of the City to easements, interior streets, alleys or rights of way; and

          (2)  The City shall convey all buildings and
     improvements owned by the City and situated on the Project Parcels, together with all fixtures and other property attached thereto (hereinafter collectively called "Improvements") except as further defined in section 9 of this Agreement;
     and

          (3)  The conveyance by the City and the
     acceptance by the Redeveloper shall be subject to and in accordance with the provisions of this Agreement regarding the relocation of existing public works facilities in section 6 of this Agreement and shall be subject to the continued use of the Project Parcels by the City as provided therein; and

          (4)  The City shall terminate all existing
     leases which may exist on the Project Parcels in accordance with paragraph 5.1.5 of this Agreement;
     and

          (5)  The conveyance by the City shall be in
     accordance with paragraph 10.2 of this Agreement regarding billboards on the Project Parcels; and

          (6) The Project Parcels shall be conveyed by bargain and sale deed with covenants as to grantor's acts, and shall convey a good and clear record and marketable and insurable title thereto, free from encumbrances, except easements, restrictions and reservations of record, if any, as may be acceptable to the Redeveloper within its reasonable discretion; and

          (7) If the City shall refuse to or be unable to convey title or to deliver possession of the Project Parcels as herein stipulated, or at the time of delivery, the Project Parcels do not conform with the provisions hereof, then
     Redeveloper is entitled to whatever remedies are available to Redeveloper at law or in equity, or the Redeveloper may elect, in its discretion, not to proceed with the Project. In no event, however, shall the City be required to expend any funds other than payroll and internal administration costs in connection with its obligation to transfer title to the Project
     Parcels as set forth in this Agreement.

     5.1.1 Conveyance of Project Parcels. The property to be conveyed by the City to the Redeveloper pursuant to the terms and conditions of paragraphs 5.0 and 5.1 is identified more specifically in Exhibit B to this Agreement.

     5.1.2 Closing Date. The Project Parcels as identified in paragraph 5.1.1 shall be conveyed by the City to the Redeveloper on the Closing Date (the "Closing Date"). The Closing Date shall be no later than seven (7) days after Relocation of the City Facilities, as that term is defined in paragraph 6.0 of this Agreement. The Closing Date shall be scheduled provisionally by the City and the Redeveloper at least ninety (90) days in advance of the anticipated Relocation of the City Facilities, using information available to the Redeveloper regarding the status of the work being conducted by the Redeveloper in accordance with its obligation to accomplish the Relocation under Section 6 of this Agreement. The provisional Closing Date may be adjusted or changed by the parties based on information available to the Redeveloper with respect the timing of the Relocation but under no condition shall the Closing Date be delayed for any other reason without the consent of both parties to this Agreement. The Redeveloper shall not be required to proceed with the Project or the Closing if it is unable to obtain ALTA title insurance in an amount equal to the full cost of the Project, without any exceptions, exclusions or conditions which are not acceptable to the Redeveloper.

     5.1.2.1 Authorization to Convey. The City agrees that in adopting and executing this Agreement, it will simultaneously adopt a resolution and ordinance authorizing and directing the Mayor of the City of Atlantic City, or some other duly designated official of the City, to execute and deliver a deed or deeds conveying the Project Parcels in accordance with the provisions of this Agreement, immediately upon Developer completing the Relocation as set forth in paragraph 6.1 of this Agreement

     5.1.3 Closing. On the Closing Date the City shall deliver or cause to be delivered to the Redeveloper the following:

          (1) A bargain and sale deed or deeds with covenants as to grantor's acts, executed and acknowledged by the City in conformance with New
     Jersey law, conveying the Project Parcels to the Redeveloper; and

          (2) Evidence satisfactory to Redeveloper and its title company, in their reasonable discretion, that the person or persons executing this Agreement and the closing documents on behalf of the City, including but not limited to the deed or deeds, have full right, power and authority to do so; and

          (3) If required by  Redeveloper, an
     assignment or assumption of leases and contracts in force on the Closing Date with respect to the Project Parcels and transferring to the Redeveloper all of the City's right, title and interest in and under all such leases and contracts together with all rights and obligations arising therefrom on and after the Closing Date;
     and

          (4) If required by the Redeveloper, a
     quitclaim bill of sale conveying all of the City's interest, if any, in any personalty remaining on the Project Parcels to which the City has not expressly retained any right or title by virtue of the provisions of this Agreement.


     In addition to the above, on the Closing Date the City and the Redeveloper shall cause to be delivered to the Redeveloper's title company, or other closing agent, such other documents as may be reasonably necessary and appropriate to complete the Closing of the conveyance of the Project Parcels.

     5.1.4 Site Preparation Prior to Closing Date. The City acknowledges and agrees that the Redeveloper may need to enter the Project Parcels prior to the Closing Date in order to commence certain site activities such as investigations, site preparations, remediation work or actual pre-construction or construction work in order to timely commence and finish the Project. The City herein agrees that it will permit the Redeveloper to initiate such activities (hereinafter referred to as " Site Preparation") on the Project Parcels under certain defined conditions. Accordingly, the City herein grants the Redeveloper a license to conduct Site Preparation prior to the Closing Date and the conveyance of title, under the following conditions:

          (1) This license shall not take effect prior to the signing of this Agreement and approval of this Agreement by the governing body of the City.

          (2) This license shall be limited to
     activities to be conducted on the Project Parcels by the Redeveloper which are necessary to the timely commencement and completion of the Project.

          (3) This license shall only permit such Site
     Preparation that may be approved by the City in advance of its commencement by the Redeveloper.
     Approval shall be granted by the City to the Redeveloper through the Redeveloper giving notice to the City, in a manner and form specified by the City, at least seven (7) days prior to the commencement of the Site Preparation work sought to be commenced. If the City does not affirmatively notify the Redeveloper in writing prior to the expiration of those seven (7) days that it prohibits such Site Preparation work, approval shall be deemed to have been granted.
     Under no circumstances shall the City unreasonably withhold permission to the Redeveloper to undertake Site Preparation work.
          (4) Site Preparation, for purposes of this license and this Agreement, shall be defined as any work that the Redeveloper requires to be performed on the Project Parcels prior to the Closing Date, the timely commencement of which the Redeveloper deems to be essential to the timely completion of the Project.

          (5) Site Preparation shall be undertaken by the Redeveloper solely and exclusively at its own risk and the City shall be in no way held responsible to the Redeveloper for the Site
     Preparation work so conducted.

     5.1.4.1 Indemnification and Non-Interference. The Redeveloper hereby agrees to indemnify and hold the City harmless from and against any claims or damages which the City might incur or be subject to by reason of any negligent acts or omissions of Redeveloper's agents, servants, consultants or anyone else on the Site for purposes of any Site Preparation conducted by the Redeveloper prior to the Closing Date and the transfer of title to the Project Parcels. In addition, the Redeveloper covenants and agrees that it will conduct no Site Preparation or other activity on the Project Parcels prior to the Closing Date which will unreasonably interfere with any City activities still being
conducted on the Site prior to the Relocation of same.   The
Redeveloper agrees to use its best efforts to schedule Site Preparation such that it will be compatible with the activities of the City public works and police facilities which may continue to exist on the Site prior to Relocation.

     5.1.5 Existing Leases. The City acknowledges and represents that at the time of execution of this Agreement, there are tenants who hold leasehold interests in certain of the Project Parcels and that such tenants use said parcels as parking lots. The City further acknowledges that it is essential that the Redeveloper have free and unimpeded access to these parcels at the time that Site Preparation work (or other work) commences on the Project. Therefore, the City hereby covenants and agrees that all leasehold interests will terminate on or before the Closing Date. In the event that the Redeveloper reasonably determines that it is required to have access to all or a part of a leased area within the Project Parcels prior to the Closing Date in order to perform Site Preparation work pursuant to paragraph
5.1.4 ("Affected Area"), the City agrees to cause such Affected Area to be made available to the Redeveloper for such Site Preparation work. It is expressly understood, however, that the City can continue to lease any area not then needed by the Redeveloper for Site Preparation work so long as the area was under lease prior to the execution of this Agreement and the continued utilization of such area by the tenant does not unreasonably interfere with the Site Preparation work of the Redeveloper. As to the Affected Area, the Redeveloper agrees to compensate the City by paying the equivalent of the assessed real estate taxes for the Affected Area until such time as the Redeveloper Closes on the entire Site or the Redeveloper abandons the Project.

     5.2 Project Schedule. It is acknowledged by the parties to this Agreement that the construction of the Project will be a substantial undertaking on the part of the Redeveloper and that it will require the coordination of a multitude of efforts by the Redeveloper, the City and other governmental and private concerns. Furthermore, the Parties acknowledge that at this stage of the planning for the Project, no definitive construction schedules or deadlines have been established by the City or the Redeveloper because of the many undefined parameters and issues affecting the Project. It is also acknowledged that the Redeveloper has made a preliminary assessment of the time needed to construct the project. Such assessment is attached hereto as Exhibit C. Based on that assessment, the City and the Redeveloper agree to the provisions of 5.2.1 through 5.2.3 herein.

     5.2.1 Necessary Governmental Approvals. The Parties acknowledge that the construction of the Project will require a number of governmental approvals and permits that will be necessary for the Redeveloper to obtain prior to the commencement of any work on the Site. Such approvals include, but are not limited to, State and Federal environmental approvals and permits, CAFRA permits, landfill disruption permits, wetlands LOI, local and county planning approvals, highway access permits, construction permits, and other various federal, state and local approvals. The Redeveloper agrees that it is its responsibility to obtain all planning approvals which may be necessary to commence and complete the Project. Accordingly, Redeveloper agrees that within twelve (12) months of the execution of this Agreement by the Parties, Redeveloper will apply for all the permits and approvals referenced above, to the extent said approval(s) may be required for development of the Project and shall diligently pursue such permits and approval thereafter. The City agrees that it will use its best efforts, without cost or expense to the City except for payroll and internal administrative costs, to assist or provide information in its possession to the Redeveloper when such assistance or information is needed by the Redeveloper to obtain necessary permits or approvals including, but not limited to, signing any and all applications for permits or other approvals necessary for the development of the Project and the Site. The City acknowledges that the Redeveloper has already taken steps to apply for certain of the necessary permits or has undertaken studies or investigations needed to apply for others. The Redeveloper agrees that it will continue to pursue the applications currently under consideration by governmental agencies for which it has applied.

     5.2.2 Commencement of Project. In consideration of the recitations contained in paragraphs 5.2 and 5.2.1, the City acknowledges that the Redeveloper is not currently in a position to Commence Construction of the Project without first obtaining all necessary permits and approvals that are required as a prerequisite to such construction.
Accordingly the Redeveloper agrees that it will Commence Construction of the Project within one hundred and eighty
(180) days of the receipt of all final and unappealable permits and approvals which are necessary to complete the Project as well as satisfaction of all other conditions contained herein. For purposes of this paragraph and this Agreement, "Commence(s) Construction" shall mean any affirmative act or event undertaken by the Redeveloper to begin physical construction or site preparation work at the Site in furtherance of the plans for the construction of the Project.

     5.2.3 Completion of Project. The Redeveloper agrees that it will make a good faith effort to complete construction of the Project in accordance with Exhibit C. The City acknowledges and agrees that Exhibit C is preliminary in nature and is only an approximation of the time necessary to complete the Project. Therefore the City agrees that the Redeveloper is permitted, from time to time, to update and revise Exhibit C with the use of new or updated information which it obtains as the Project progresses. Under no circumstances will Exhibit C, or any other schedule or timeline other than the dates and times expressly set forth in this Agreement, be construed to be a maximum or minimum time allowed the Redeveloper for the commencement or completion of the Project.

     5.3 Construction Assurances. Redeveloper, once it Commences Construction, will proceed diligently to complete construction of the Project. The City and the Redeveloper agree that it is essential for the City to be assured that the Project will be completed once the Redeveloper Commences

Construction as defined in paragraph 5.2.2. Accordingly the City requires, and the Redeveloper hereby agrees, to provide reasonable assurances to the City that the Project will be completed once Redeveloper Commences Construction. Said reasonable assurance shall be the Completion Guaranty attached hereto as Exhibit O.

     5.3.1 Redeveloper Default. The City shall have the right to declare the Redeveloper in default of this Agreement ("Default") in the event that any of the events set forth below in paragraph 5.3.1.1 occur. For purposes of this Agreement, the term Default shall mean a determination made by the City which is based on the occurrence of any of the events set forth in paragraph 5.3.1.1 and which may result in the City exercising any or all of its remedies under paragraph 5.3.1.3 of this Agreement to terminate the Redeveloper's rights under this Agreement. Under no circumstances shall the City have the right to declare the Redeveloper in Default of this Agreement other than for and under the provisions of paragraph 5.3.1.1. In addition, the City acknowledges and agrees that it shall have no right to terminate any of the Redeveloper's rights under this Agreement for any reason, occurrence, event or action taken by Redeveloper other than those set forth in paragraph 5.3.1.1.

     5.3.1.1 Default Events. The City shall have the right to declare the Redeveloper in Default of this Agreement only in the event of the occurrence of any of the following events:

          (1) A final and unappealable determination by a court of competent jurisdiction that the Redeveloper has materially breached this
     Agreement; or

          (2) The failure of the Redeveloper to
     Commence Construction as provided in paragraph
     5.2.2; or

          (3) A final and unappealable determination by a court of competent jurisdiction that the Redeveloper is insolvent; or

          (4) A notice in writing, in accordance with the notice provisions of this Agreement, addressed to the City by the Redeveloper that it has determined not to proceed with the Project.

     5.3.1.2 Default Notice. In the event that the City declares the Redeveloper in Default pursuant to paragraphs

5.3.1 and 5.3.1.1, it shall do so by advising the Redeveloper in writing, pursuant to the notice provisions of paragraph 10.8, that it has declared Redeveloper in Default (hereinafter "Default Notice"). Absent such Default Notice, no declaration of Default shall be deemed binding against the Redeveloper. The Default Notice shall be given by the City within ten (10) days of action by the governing body of the City or its designee determining that the Redeveloper is in Default and shall state with specificity the reasons for declaring the Redeveloper in Default. Upon receipt of the Default Notice, the Redeveloper shall have ten (10) days to respond in writing, to the reasons given by the City in the Default Notice. In addition the Redeveloper shall be permitted ninety (90) days after its response to the Default Notice to "cure" the Default by taking steps to eliminate the reasons for the Default stated in the Default Notice.
If such cure is accomplished by the Redeveloper, the Default shall be deemed to be void and all rights of the Redeveloper under this Agreement shall be preserved and continue in full force and effect. In the event that the Redeveloper does not cure the Default as set forth herein, the City shall have the right to exercise the remedies set forth in paragraph 5.3.1.3. The Parties may agree, notwithstanding the provisions of this paragraph, to extend the period of time by which the Redeveloper must respond to the Default Notice or the period of time in which the Redeveloper must cure the Default.

     5.3.1.3 Default Remedies. In the event that the Redeveloper fails to cure the Default as set forth in paragraph 5.3.1.2 or the Redeveloper abandons the Project, the City shall be entitled to each of the following remedies, which shall be deemed to be the City's exclusive remedies:

          (1) Obtain, retain and use for its own
     purposes the balance of all remaining funds in any escrow account established pursuant to the requirements of the RFQ.

          (2) The reversion and re-conveyance to the City of title to all of the Project Parcels and any other property interests which were conveyed to the Redeveloper under this Agreement by the City.

          (3) Obtain from the Redeveloper the rights to and delivery of the Environmental Data and Environmental Reports generated by Redeveloper, its consultants or other agents, as set forth in paragraph 4.1.4.



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

          (4) Terminate this Agreement and any rights which the Redeveloper may have hereunder.

     5.4 Tax Assessments. The City and the Redeveloper acknowledge that as of the date of this Agreement, the Project Parcels are exempt from real property taxes under New Jersey law because they are owned by the City. The Parties further acknowledge that upon transfer of title to the Redeveloper, the Project Parcels will be subject to real property taxation pursuant to N.J.S.A. 54:4-1 et seq. Therefore the Parties agree as follows with regard to the valuation and assessment of the Project Parcels after conveyance to the Redeveloper.

     5.4.1 Assessment During Construction. The Parties agree that the Project Parcels must be assessed as of October 1 of the pre-tax year pursuant to N.J.S.A. 54:4-23. Since it is anticipated that the Project will be constructed over several years there are likely to be several valuation dates (October 1 of each year). The City agrees that it will assess any partial construction on the Project Parcels in a manner consistent with statutory and case law for partial assessments.

     5.4.2  Valuation Method   The City and the Redeveloper
agree that the City shall not be obligated to use the current assessed value of the Project Parcels (as of the date of this Agreement) for the assessed value of the Project Parcels at the time they are initially assessed
after the conveyance to the Redeveloper.   The Redeveloper
further agrees that it will not allege in any tax appeal which it may file with regard to the Project Parcels that said parcels should have been assessed using their value as of the date of this Agreement or that such assessments should be the same as the price Redeveloper has paid herein.

     5.5 Subsequent Conveyance by Redeveloper. After the conveyance of the Project Parcels to the Redeveloper, the Redeveloper may convey all or part of the Project Parcels to one or more Third Parties, or the Redeveloper may enter into a joint venture with one or more Third Parties, for the purposes of the development and completion of the Project, each for such consideration and on such terms and conditions as the Redeveloper may determine in its sole discretion.
The City agrees that the Redeveloper is permitted to reconvey all or part of the Project Parcels to, or joint venture with, a Third Party on the condition that the Project is completed in accordance with the other provisions of this Agreement. The Redeveloper agrees, in the event that all or part of the Project Parcels are conveyed or otherwise utilized by the Redeveloper as part of a joint venture or similar joint business undertaking for purposes of developing the Project or otherwise developing the Site, that it will proceed as envisioned by this Agreement or will make, as a condition of any conveyance to or joint venture with any Third Party, the completion of the Project and the development of the Site in accordance with the Redeveloper's initial development and design concept or a development and design concept substantially similar to same and consistent with the goals set forth in the RFQ and the Redevelopment Plan including the requirement that at least one casino hotel be planned for the Site. In connection with such a conveyance, the Redeveloper shall remain as the primary redeveloper of the Site or shall be replaced by an individual or entity holding a license granted by the New Jersey Casino Control Commission ("CCC") to own or operate a casino hotel or found qualified by the CCC to hold such a license.

     5.6 Assignment to Subsidiary. The City acknowledges and agrees that the Redeveloper shall be permitted to assign and delegate any and/or all of its rights and obligations under this Agreement to its wholly owned subsidiary MAC, CORP., or any other affiliate or subsidiary incorporated or organized in the State of New Jersey. In the event that such assignment occurs, the Redeveloper hereby acknowledges and agrees to guarantee all of the obligations assigned by it to such subsidiary or affiliate under this Agreement.

              6. RELOCATION OF CITY FACILITIES

     6.0 City Facilities Defined. It is acknowledged by the Redeveloper that the City has certain public works and police facilities located upon certain portions of the Project Parcels which provide necessary public services for the City. The Redeveloper and the City agree that these City Facilities include and are limited to all those facilities located on Block RP-14/Lot 1, Block RP-15/Lot 1, and Block RP-3/Lot 18 and which house or provide a location for the City's Public Works Building (garage) and
Maintenance Yard and the Atlantic City Police Department' s firing range and K-9 kennel. It is agreed by the Parties that, when used in this Agreement, the term "City
Facilities" shall mean those, and only those blocks, lots, improvements, buildings or others such facilities as are described in the preceding sentence.

     6.1 Relocation. The City and the Redeveloper acknowledge that in order to proceed with the development of the Site, the Redeveloper may utilize the Project Parcels upon which the City Facilities are located. The Redeveloper agrees that it will be responsible to relocate the City Facilities to another location within the City in accordance with the following provisions of this paragraph ("Relocation" or "the Relocation"). Accordingly the Parties agree that:

          (1) Upon the signing of this Agreement, the Redeveloper will promptly undertake efforts to find a suitable alternate location for the City
     Facilities which is located within the City and which is acceptable to the City (hereinafter
     "Relocation Parcel");

          (2) The City will then exercise its powers of Eminent Domain to acquire the Relocation Parcel with the understanding that the Redeveloper will be responsible for all reasonable costs associated with the acquisition of the Relocation Parcel;

          (3) Using information from the City as
     provided pursuant to paragraph 6.2 of this Agreement, and subject to the prior approval of the Director of Planning and Development for the City, which approval shall not unreasonably be withheld, the Redeveloper will design, construct or remodel any new or existing buildings or other facilities as may be required on the Relocation
     Parcel to replace the existing City Facilities located on the Project Parcels with the cost associated therewith being subject to the prior approval of the Director of Planning and Development for the City, which approval shall not unreasonably be withheld. Such design, re-design, construction or remodelling shall be such that at the conclusion of the work thereon the City will be in a position to obtain a certificate of occupancy (if needed) and occupy and utilize the Relocation Parcel and the improvements thereon for substantially the same purposes as the City
     Facilities were occupied and used; and

          (4) The Redeveloper will use its best efforts to obtain, with the assistance of the City as set forth in paragraph 6.2 below, and assume the full cost of, all necessary approvals and permits that may be required to perform the Relocation, which approvals and permits shall be sought by the Redeveloper upon the designation and selection of the Relocation Parcel and shall be diligently pursued by the Redeveloper thereafter.

     6.2 Assistance From City. In recognition of the necessity of the Redeveloper to complete the Relocation, the City agrees to do the following:

          (1) Assist and cooperate with the Redeveloper in all aspects of the Relocation including but not limited to the items set forth below;

          (2) Cooperate with and assist all of
     Redeveloper's professionals and consultants during any approval process necessary for the acquisition of or construction on the Relocation Parcel, including the waiver of any fees that might otherwise be due the City for any necessary permits and approvals;

          (3) Identify in writing the City's
     requirements for the facilities to be Relocated on the Relocation Parcel which shall be attached to this Agreement as Exhibit F; and

          (4) So long as there is no unreasonable
     interference with the operation of the City
     Facilities, permit the employees of the
     contractors and subcontractors working on the Project to park their motor vehicles on the Project Parcels in the event that the Redeveloper conducts Site Preparation work in advance of the Closing Date.

     6.3 Configuration. The configuration, interior fit-up, size and location of the buildings and facilities to be located on the Relocation Parcel shall be subject to approval by both Parties, which approval shall not be unreasonably withheld. In accordance therewith, the City has prepared a list of its requirements for such facilities which is attached to this Agreement as Exhibit F. The Redeveloper acknowledges that the City may desire to locate or construct City services, facilities, or operations, other than the City Facilities, on the Relocation Parcel in order to consolidate some or all of certain City functions or operations. The Redeveloper will cooperate with the City in the design of such facility. The Redeveloper, however, shall not be required to acquire real estate for, design, construct, pay for or demolish any City services, functions, operations, buildings or other facilities other than those identified as the City Facilities in paragraph 6.0 of this Agreement. In addition, the Redeveloper shall not be required to design, construct or acquire any real property, building, improvement or other facility the size of which substantially exceeds the size of the City Facilities or exceeds the cost limitations of paragraph 6.5.

     6.4 Redeveloper's Rights Prior to Relocation. In addition to any rights which the Redeveloper may have to commence work on the Project Parcels under paragraph 5.1.4 of this Agreement, the Redeveloper shall be permitted to Commence Construction on the Site in advance of the Closing Date and the Relocation, upon delivery to the City of a final, non-appealable land use approval for the construction or remodeling of the Relocation Parcel in accordance with the requirements of the City contained in Exhibit F. Any work performed on the Site pursuant to this provision by the Redeveloper shall be undertaken at Redeveloper's sole risk and the City shall have no obligation or be liable to the Redeveloper in any way as a consequence of any such work undertaken. It is not anticipated by Redeveloper that any interim relocation of the City Facilities will be necessary before relocation of the City Facilities to the Relocation Parcel.

     6.5 Cost of Relocation. The Redeveloper's obligations to undertake and conduct the Relocation, contained in paragraphs 6.0 through 6.4 of this Agreement inclusive, shall be limited to the expenditure by the Redeveloper of an amount not to exceed Fifteen Million Dollars ($15,000,000) and the Redeveloper shall have no obligation to the City or to any Third Party for any undertaking in any way related to the Relocation in excess of that amount. However, it is expressly understood and agreed to by the

Redeveloper that the City shall be entitled to the sum of Fifteen Million Dollars ($15,000,000) to compensate the City for the Relocation, regardless of the actual cost of the
Relocation.   Nothing in this paragraph shall prevent the
City from expending an amount in excess of this figure for the efforts undertaken to relocate the City Facilities, or to consolidate other City services or facilities as set forth in paragraph 6.3, so long as the cost of same is borne exclusively by the City. The Redeveloper expressly agrees to absorb all costs incurred by it in connection with the Relocation for construction management, design professionals, and attorneys' fees.

     6.6 Other Limitations. The Redeveloper's obligations to undertake and conduct the Relocation are subject to all conditions and provisions set forth in this Agreement. The parties acknowledge and agree that it is not the intention of this Agreement that the City be required to expend any funds (other than payroll and internal administration costs) as part of this Agreement. The Parties recognize that an obligation to expend funds without corresponding appropriations would be in violation of the Local Budget Law (N.J.S.A. 40A:4-1 et seq.). Without limiting the generality of the foregoing, the Parties acknowledge and agree that the City shall not be required to take final action to condemn the Relocation Parcel unless requested to do so by the Redeveloper and until the Redeveloper has escrowed sufficient money for the condemnation award (or contract price acceptable to the condemnee), and the City shall not be required to cause the Redeveloper to effectuate such relocation of the City Facilities which would cause the total cost to exceed Redeveloper's $15,000,000.00 (Fifteen Million Dollar) cap (as set forth in paragraph 6.5) unless and until the City has taken further action to authorize such cost and appropriated funds therefor.

                       7. TITLE ISSUES

     7.0 Title Issues Generally. The Parties acknowledge that there are numerous issues concerning the status of the title to the Project Parcels. These issues, as of the date of this Agreement, are being investigated by the Redeveloper in order to ascertain their status and the need to correct or address them. These title issues consist of a variety of concerns which include, but are not limited to, issues related to :

          (1)  Wetlands LOI Delineation
          (2)  Tidelands Restrictions
          (3)  Riparian Rights
          (4)  Easements of Record
          (5)  Sufficiency of Title Obtained Through Tax
Foreclosure
          (6)  Potential Deed Restrictions
          (7)  Vacation of Dedicated Streets
          (8)  Other Title Issues Generally

The Redeveloper acknowledges that not all title issues can be eliminated by the efforts of the City due to the fact that certain of these issues are such that unilateral action of the City will not eliminate or affect such issue. The City acknowledges however, that it has the ability to cure or eliminate some of the title issues by taking certain actions under its exclusive control. In light of the above the Redeveloper agrees to undertake such reasonable actions as are necessary to cure, correct or otherwise address title issues regarding the Project Parcels that cannot be resolved by unilateral action of the City unless the Redeveloper determines, in its sole discretion, that the costs thereof are unreasonable. The City, in return, agrees to undertake such actions as are necessary to resolve such title issues that it has the ability, through its own unilateral action, to cure, resolve, correct or remove such that it will be able to deliver a clear, marketable and insurable title to all of the Project Parcels on the Closing Date which is free of all encumbrances that may in any way affect the title to the Project Parcels or the ability of the Redeveloper to commence or construct the Project; provided, however, that the City shall not be responsible to expend any funds other than payroll and internal administrative costs in connection with any such acts to clear title. The Parties agree, to the extent that they have been able to do so as of the date of this Agreement, that they have addressed the title issues below in paragraphs 7.1 through 7.5.

     7.1 State Title Issues. The Parties agree that there are certain title issues regarding the Project Parcels and the Site which must be submitted to and addressed by the State of New Jersey, and more specifically NJDEP. As of the date of this Agreement the Parties have identified the following issues that fall into this category: Riparian Rights, Tidelands, Wetlands (both freshwater and coastal), and other issues. The Parties acknowledge that this list may not be all-inclusive. The Redeveloper agrees that it will undertake its best efforts to address these issues and acknowledges that it will not hold the City responsible in any way for the resolution of these issues prior to the Closing Date and the conveyance of title to the Project Parcels, however, the Redeveloper shall not be obligated to undertake such efforts if it determines, in its sole discretion, the cost thereof to be unreasonable. The City, however, agrees that, without cost or expense to the City other than payroll and internal administrative costs, it will assist and use its best efforts to facilitate the undertakings of the Redeveloper to address the state title issues and will provide any information, documents, or other assistance necessary regarding the Project Parcels, to the Redeveloper in the course of the Redeveloper's actions undertaken to address such issues.

     7.2 Tax Foreclosure Issues. The Parties agree that certain of the Project Parcels have been acquired by the City through the mechanism of a tax foreclosure action or final judgments obtained therefrom or through deeds in lieu of foreclosure from the former owners of the parcels. As of the date of this Agreement the Parties are aware of only the following Project Parcels that may have been acquired by the City in this way :

     Block H-12/Lot 3
            H-3/
            H-3/Lots 5,6 & 7
            H-4/Lots 1,2,3,4,5,6,7,8,9,10,11,12 & 13
            H-5/Lot 1
            H-6/Lots 2&3
            H-39/Lot 1
            H-40/Lots 1&2
            H-41/Lots 1&2
            H-42/Lot 1
            H-43/Lots 1&2
            H-44/Lot 1
            H-53/Lot 1
            H-55/Lot 1
            H-57/Lot 1
            H-59/Lot 1
            CCNS/Lot 27

    To the extent that these identified Project Parcels have been acquired in this manner, or to the extent that the Redeveloper identifies any other Project Parcels which have been acquired by the City in this manner, the City agrees, without cost or expense to the City other than payroll and internal administrative costs, to take whatever steps are within its authority, ability, or control, that may be requested by the Redeveloper, to quiet title to these Project Parcels, including, but not limited to, providing the Redeveloper with information and documentation, authorizing testimony by any of its employees, or initiating legal action on its own and in its own name if required in order to quiet title to such parcel(s).

     7.3 Vacation of Streets. The Site contains a number of lots and Blocks which contain between them numerous public rights of way and dedicated streets as set forth on the official tax map of the City which is made a part of this Agreement by reference. A copy of the portion of said tax map which encompasses the area of the Site and the Project Parcels is attached to this Agreement as Exhibit G. The City acknowledges that in order for the Redeveloper to adequately develop the Site in accordance with the Project, all of the streets and other publicly dedicated rights of way must be eliminated. The streets and other rights of way that, as of the date of this Agreement, the Parties acknowledge and agree should be eliminated are identified and described on Exhibit H to this Agreement. The City agrees that it is in the best interests of the public that these rights of way and streets be eliminated in order to allow the Project to be completed. Accordingly, the City agrees to take all necessary steps, simultaneous with the adoption and approval of this Agreement, to adopt all ordinances, resolutions or other actions that may be necessary to vacate such streets and other public rights of way. The City acknowledges that such other rights of way may include such things as canals or other watercourses.


     7.4 Deed Restrictions. The Parties acknowledge that there are certain Project Parcels that have been conveyed to the City by private Third Parties. In some instances, the deeds of conveyance contain language that refers to the deeded parcel being acquired by the City for purposes of a "public park" or for purposes of a "harbor improvement waterway" for the benefit of the general public. To the extent that such references may be deemed to be a deed restriction upon the title or use of such parcel, and the City is deemed to be the grantor of that restriction on title, the City agrees that it will take all necessary steps, including but not limited to the adoption of resolutions or ordinances, to remove such title restrictions that may in any way be deemed by the Redeveloper to interfere or prevent the development or construction of the Project. For purposes of this paragraph it shall be sufficient for the Redeveloper to request the removal of any restriction in order for said restriction to be deemed interfering with the development or construction of the Project. The City agrees that it will undertake to take such actions as set forth in this paragraph simultaneous with the action to adopt or approve this Agreement.

     7.5 Undetermined Title Issues. The City herein acknowledges the importance of Redeveloper obtaining the Project Parcels with clear title and further acknowledges the importance of clear title to the successful completion of the Project. To the extent that the Parties have not herein identified any issue, problem or concern related to the title to any or all of the Project Parcels, the City, without cost or expense to the City other than payroll and internal administrative costs, agrees it will cooperate and give any assistance necessary to the Redeveloper in order to clear or remove any title problem subsequently identified in order to facilitate the completion of the Project.

                   8. NEIGHBORHOOD ISSUES

     8.0  Neighborhood Impacts.  The Redeveloper
acknowledges that the construction and completion of the Project will have certain impacts on the neighborhoods in the vicinity of the Site. Although it is anticipated that the Project will provide many positive effects on the community, it is also recognized that it may result in some temporary inconveniences during the time that construction takes place and for a short time thereafter. Therefore, the Redeveloper, in concert with the City, desires to take all steps that are reasonably necessary in order to minimize any potential negative effects that the construction or completion of the Project may produce. As a result, the City and the Redeveloper agree herein to address the concerns of the surrounding neighborhoods in order to assure the citizens of the City that reside in those neighborhoods that the Project will be completed with a minimum inconvenience and result in a maximum benefit. Accordingly the Parties agree to the provisions set forth below in this section of the Agreement.

     8.1 Traffic. The Redeveloper and the City agree that the direction, flow and amount of traffic in and around the Site is an issue to be addressed during the construction of the Project as well as after its completion. The Redeveloper herein commits to exert its best efforts to minimize the traffic effects of the Project upon the surrounding neighborhoods in accordance with and subject to paragraph 8.1.1. The Redeveloper will address the specific concerns related to traffic through primarily two processes:
(1) the application for subdivision and site plan approval to be filed before the Board pursuant to its responsibility to perform a subdivision and site plan review of the Project as the designee of the City; and (2) the application to be filed before NJDEP for a CAFRA permit which must contain a thorough review of the traffic issues for the Project pursuant to N.J.A.C. 7:7-6.2 et seq.

     8.1.1 Roadway Connector. The Parties acknowledge that the State of New Jersey, by way of a State Task Force, has been undertaking a study and evaluation of the necessity for a roadway connection between the Midtown area and the Marina area of the City including the areas surrounding the Site ("Roadway"). It is further acknowledged that the Redeveloper, after careful analysis, has recommended to the State Task Force that the State Task Force recommend and ask the State, or some political subdivision of the State, to construct what the Redeveloper has labeled the "Westside By-pass", as the best transportation alternative for the Roadway. In the event that the State of New Jersey, or some political subdivision thereof, makes a determination to construct the Westside By-Pass, the Redeveloper, to the extent that it is within its ability to do so as a participant in the process of designing or constructing the Roadway, commits to use its good faith best efforts to cause compliance with and satisfaction of the construction techniques, neighborhood assurances and community enhancements as same are set forth in Exhibit M. The Redeveloper's obligation to proceed with the Project is expressly conditioned on the State, or some political subdivision thereof, electing to proceed with the construction and funding, and there is no other impediment preventing completion of, the Westside By-pass and the development of such other means of ingress and egress to, from and within the Project as the Redeveloper determines to be appropriate.

     8.1.2 Conditions Precedent. All of the provisions of paragraph 8.1.1, in addition to any conditions specified therein, are subject to and expressly conditioned on the occurrence of all of the following events:

          (1) The Redeveloper proceeding with the Project as envisioned by this Agreement; and

          (2) The full approval of the commitments in 8.1.1 by the State of New Jersey or any subdivision thereof who is responsible to undertake and proceed with the construction and funding of the Roadway and the Westside By-pass; and

          (3) The ability of the Redeveloper, or any other
Third Party who undertakes to construct the Roadway and Westside By-pass, to obtain all necessary approvals and permits, including, but not limited to, environmental permits, stream encroachment permits, CAFRA permits, any required permits from the U.S. Army Corp of Engineers, the U.S. Coast Guard or the U.S. Environmental Protection
Agency, any required construction permits and any other permits that may be required, to construct such a project;
and

          (4) The appropriation of sufficient funds by the legislature of the State of New Jersey to construct the Roadway and the Westside By-pass.

     8.1.3 Roadway Connector Limitation. In the event the Roadway and Westside By-pass have not been approved by the State of New Jersey (which approval shall not include the approvals needed for actual construction as same are set forth in paragraph 8.1.2(3)) with appropriate funding in place, on or before December 31, 1998, there shall exist a rebuttable presumption that the Roadway will not be approved by the State of New Jersey; provided, however, that the aforesaid date shall be extended to cover any period during which the approval or funding of the Roadway and Westside By-pass is in litigation. In the event such rebuttable presumption is not overcome with sufficient evidence to the contrary within thirty (30) days of the end of such period (i.e., January 30, 1999 or thirty (30) days after the end of such litigation), then, in such event, unless the Redeveloper waives the contingency set forth in paragraph
8.1.1 and in paragraph 8.1.2 and proceeds with development of the Project, either Party to this Agreement may thereafter terminate this Agreement without liability to either party.

     8.2 Rodent, Insect and Animal Control. The Redeveloper will take all reasonable steps necessary to minimize and control the migration of rodents, insects or other animals from the Site during the construction of the Project. The Redeveloper acknowledges that because the Site was a former landfill the presence of rodents, insects or other animals may be more severe than normally anticipated. Therefore, the Redeveloper will undertake to provide controls in accordance with all applicable laws and other construction standards such that the issue of rodent, insect and animal control is reasonably addressed prior to the commencement of construction. Redeveloper agrees to coordinate this effort with the City's Department of Health and Human Services.

     8.3  Illumination, Noise and Pollution.  The
Redeveloper is mindful of the size of the Project and the potential effects that the construction of such an undertaking may have on the surrounding communities. Therefore, the Redeveloper agrees that it will take all steps reasonably necessary to minimize the passage of excessive or unwarranted illumination, noise or pollution
into the surrounding communities.   The Redeveloper commits
to follow all applicable construction laws, regulations and standards in the industry to address these concerns and furthermore commits to having a program in place, prior to the commencement of construction, to reasonably address such concerns.

     8.4 Security and Safety. The Redeveloper will undertake all reasonable and prudent steps to maintain the safety and security of the surrounding communities during the construction of the Project and will undertake to address these issues with the Department of Planning and Development of the City of Atlantic City prior to and during the course of the construction. The Redeveloper commits to investigate and address the potential need for a pedestrian


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

crosswalk in the vicinity of the Site in order to minimize the dangers to pedestrians in the surrounding neighborhoods. The Redeveloper further commits to be cognizant of and address all traffic safety issues by complying with all applicable traffic safety provisions both during and after construction of the Project.

     8.5 Surrounding Housing Preserved. The Redeveloper acknowledges the community interest in preserving the existing residential neighborhoods near the Site. The
Redeveloper therefore agrees that it will not oppose or interfere with any reasonable activities designed to preserve the surrounding neighborhoods. This paragraph shall not be construed to prevent the Redeveloper from constructing or developing the Project in accordance with customary and professional practices.





































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

              9.JOBS AND BUSINESS OPPORTUNITIES

     9.0 Purpose. The City and the Redeveloper recognize that one of the primary purposes of the Project is to foster and create an improved economic climate in the City and to provide its residents with enhanced opportunities for economic well-being. One of the most fundamental aspects of this purpose is to provide increased employment opportunities to the residents of the City such that they will be in a better position to provide for that economic well-being. Accordingly, the City and the Redeveloper agree herein to undertake a program of job creation for the City's residents that will give them an enhanced opportunity for training and employment at the Project and increase their ability to be hired in more meaningful and skillful employment.

     9.1 Redeveloper's Commitment. The Redeveloper, mindful of its obligation to provide enhanced training and employment opportunities for City residents, agrees to do the following:

          (1) Upon completion of the Project, employ approximately 2,000 unemployed and/or underemployed City residents who in order of preference are:
     (a) registered with and/or receiving benefits from unemployment insurance, aid to families with dependent children, or other forms of public assistance; and
     (b) other unemployed persons with a preference to those who are economically disadvantaged, disabled, homeless, ex-offender and/or veteran status individuals. This provision is subject to a sufficient number of such persons agreeing to be properly trained and satisfying Redeveloper's non-discriminatory employment standards. It is in no event a guaranty of employment or continued employment to any particular person.

          (2)  Consistent with and in accordance with
     Exhibit K, including the timeline found on page eight (8) of Exhibit K, initiate a public/private partnership effort to provide training to the above referenced individuals in order to qualify them for hourly and supervisory positions distributed throughout all areas of Redeveloper's operations upon completion of the Project. This partnership group will include, but may not be limited to, the City, the Atlantic City Board of Education, the City Council, Atlantic Community
     College, the New Jersey Department of Labor,  and



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

     the Redeveloper provided that such governmental agencies agree to participate in the partnership group. This provision is subject to such persons agreeing to be properly trained and satisfying
     Redeveloper's non-discriminatory employment standards. It is in no event a guaranty of employment or continued employment to any particular person. The Redeveloper agrees that the training referred to in this paragraph shall take place in the City.

          (3)  Enter into discussions with the City to
     reach an accord as to the method of implementation of the commitments contained in (1) and (2) above such that a distinct procedure will be in place upon completion of the Project.

          (4)  Require that contractor(s) engaged to
     perform construction work on the Project make an effort to hire qualified minority sub-contractors and seek out and hire qualified City residents and otherwise comply with any applicable affirmative action goals, guidelines or requirements, including but not limited to N.J.S.A. 5:12-184 et seq., and N.J.A.C. 19:53-1 et seq., to the extent reasonably possible, subject to applicable union contracts and other work site requirements.

          (5)  Name a jobs coordinator for both the
     construction phase of the Project and the training and operations at the Project after completion of construction, whose job it will be to assure that the provisions of this paragraph are followed.

          (6) To the extent possible, require that all subcontractors, retailers or other vendors who have operations at the Project after its completion, agree to the principles of the Atlantic City First initiative, wherein qualified
     City residents are given first preference for jobs within their facility or operations.

     9.2 Redeveloper's Commitment Goals. In an effort to more fully set forth an understanding of the type of effort that the Redeveloper will undertake and which is referred to in paragraph 9.1, the Redeveloper has compiled a descriptive recitation of the methods and goals it anticipates utilizing to address its commitment. This recitation is set forth in Exhibit K to this Agreement. The purpose of this document (Exhibit K) is to provide the City with a guideline for the implementation of Redeveloper's efforts to enhance the training and employment opportunities for City residents.



















































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

                      10.MISCELLANEOUS

     10.0 Outparcels. The City and the Redeveloper acknowledge that the Site contains certain other real property (the "Outparcels") which are not part of the Project Parcels and which may be necessary for the Redeveloper, in its sole judgment, to complete the Project as envisioned by this Agreement. The Outparcels are specifically identified and described on Exhibit I to this Agreement. The Redeveloper acknowledges that it is its sole responsibility to acquire the Outparcels it deems necessary and desirable to construct the Project. The Redeveloper agrees to use its reasonable best efforts do so at its sole cost and expense provided that the price and other terms and conditions are acceptable to the Redeveloper in its sole discretion. The City agrees, without cost or expense to the City other than payroll and internal administrative costs, to provide any assistance which it may be able to provide to assist the Redeveloper in this undertaking if so requested by the Redeveloper.

     10.1 Utilities. The Parties acknowledge that there are certain utilities present on the Site including but not limited to electric power transmission lines, sewer transmission conduits or pipes, a sewer pump station, water lines or pipes, storm sewers, telephone transmission lines, television cable lines and other utilities. The Redeveloper agrees that it is its sole responsibility to undertake the appropriate measures to negotiate with, acquire, relocate or otherwise address the existence of these utilities in order to complete the Project as envisioned by this Agreement.
The Redeveloper's obligations hereunder are subject to it being able to accomplish the foregoing at a cost and on terms and conditions acceptable to the Redeveloper in its sole discretion. The City, to the extent it may be within its ability to do so, without cost or expense to the City other than payroll and internal administrative costs, agrees that it will provide assistance to the Redeveloper to address the utilities issues on the Site in order to facilitate the actions undertaken by the Redeveloper in furtherance of the construction of the Project. The City further agrees that, to the extent necessary, without cost or expense to the City other than payroll and internal administrative costs, it will adopt any resolution or ordinance, as the case may be, to cause the relocation of any utility which it has the authority to control or locate.

     10.2 Billboards. The Redeveloper acknowledges that the City is the current owner of the land on which certain billboards are located on one or more of the Project Parcels and that the City realizes certain income from the rental of these billboards. The Redeveloper therefore agrees that it will take all reasonable steps to preserve the existence of these billboards in order to enable the City to collect income until the latest possible time. The City , in return, agrees that when requested by the Redeveloper to terminate the leases for these billboards, it will do so immediately, such that the Project Parcels upon which they exist will be available when the Redeveloper determines that it needs them. It is the Parties' understanding that these billboards are currently being leased on a month to month lease and that such leases may be terminated upon thirty
(30) days notice. The City agrees that it will not amend these leases or enter into new leases. The City also agrees that, if requested to by Redeveloper and if it is within the rights and power of the City to do so, the City will attempt to make any such billboard available to the Redeveloper for its use and the Redeveloper agrees that, if the City is able to make any such billboard available, the Redeveloper will pay the City the same rental income the City was receiving from the prior tenant.

     10.3  Jitney and Other Transit Service.  The
Redeveloper recognizes the importance of the existing jitney and other transit service within the City and further acknowledges the importance of preserving that service to the community. Accordingly the Redeveloper states that it is its present intention, upon completion and the opening of the Project, to utilize the jitney and other existing transit services in a manner similar to the other casino hotels in the City.

     10.4 Force Majeure. Failure of either Party to perform any of the provisions of this Agreement by reason of any of the following shall not constitute a Default or breach of this Agreement: labor, disputes, strikes, picket lines, boycott efforts, fires, floods, freezes, accidents, war (whether or not declared), riots, acts of God, acts of government (including without limitation any agency or department of the United States of America or the State of New Jersey), or other causes which are reasonably beyond the control of the defaulting or breaching Party.

     10.5  Agreement Provisions.

          10.5.1  Paragraph Headings.  The headings and
numbering of paragraphs and sections of this Agreement are set forth for ease of reference only and are not to be construed or considered to impart meaning to any provision of this Agreement.

          10.5.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Jersey. The Parties further agree that all disputes related to this Agreement shall be resolved by binding arbitration by a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association. The arbitration award may be enforced in any court of competent jurisdiction.













































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

          10.5.3 Amendments to Agreement. This Agreement represents the entire agreement by and between the Parties with respect to the development of the Site, the construction of the Project and the conveyance of the Project Parcels. No amendment to this Agreement shall be considered binding on either of the Parties unless such amendment is in writing and specifically recites that it is being entered into by and between the City and the Redeveloper with the specific intention to modify the terms of this Agreement. In the event that any such amendment is agreed to by the Parties, such amendment shall not modify, change or amend any portion of this Agreement except those specific portions that are recited in the amendment as being modified by such amendment. All other portions of this Agreement not so specifically amended in writing shall remain in full force and effect.

          10.5.4 Severability. Should any provision, term, paragraph or other portion or portions of this Agreement be held by any court of competent jurisdiction to be in violation of any applicable law, or against public policy or held to be null and void for any reason whatsoever, such determination, unless it prohibits the conveyance of the Project Parcels to the Redeveloper, shall not affect the validity of any other provisions of this Agreement, and such other provisions shall be deemed to be in full force and effect and binding on the Parties unless amended in accordance with paragraph 10.5.3 of this Agreement.

          10.5.5 Incorporation of Recitals. The recitals set forth in section 1 of this Agreement are hereby incorporated by reference and are considered part of this Agreement.

     10.6 Condemnation/Casualty. In the event that all or any substantial portion of the Site is condemned or taken by Eminent Domain or is damaged or destroyed by casualty prior to the Closing, the Redeveloper may, at its option, terminate this Agreement by written notice to the City within ten (10) days after the Redeveloper is notified by the City of the condemnation, taking, damage or casualty. For purposes of this provision "substantial portion" shall be defined as any portion which is equal to or in excess of ten per cent (10%) of the total acreage of the Project Parcels or that portion which , in the sole opinion of the Redeveloper, would prevent the successful completion of the Project as envisioned by this Agreement. The City agrees not to condemn or take title by exercise of its eminent domain powers to any portion of the Site without the Redeveloper's consent.



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

     10.7 Cooperation by City. In the event that a Third Party commences litigation or otherwise challenges the validity or legality of this Agreement and its terms or the development of the Project as provided herein, the City agrees, without cost or expense to the City other than payroll and internal administrative costs, that it will fully cooperate with and give full assistance to the Redeveloper in the defense or handling of such litigation or challenge, including but not limited to, cooperation with Redeveloper's attorneys, consultants or other agents engaged to represent the Redeveloper in such action. In the event the City is required to engage outside counsel in the defense or handling of such litigation, Redeveloper agrees to reimburse the City for the reasonable costs and attorneys' fees the City incurs as a result of engaging outside counsel. Any outside counsel so engaged by the City is likewise bound by the cooperation provisions of this paragraph.

     10.8 Notices. Any notice provided or required to be given under this Agreement must be in writing and shall be served ( and shall be deemed to have been served) (1) by hand delivering a copy thereof to the party being served in person or by commercial courier, or by (2) facsimile, evidenced by confirmed receipt, to the person or persons set forth below for each party to this Agreement.


As to the City:

          Mayor of Atlantic City
          City Hall
          1301 Bacharach Blvd.
          Atlantic City, NJ  08401

With a copy to:

          President of City Council
          for the City of Atlantic City
          City Hall
          1301 Bacharach Blvd.
          Atlantic City, NJ  08401

          Solicitor, City of Atlantic City
          City Hall
          1301 Bacharach Blvd.
          Atlantic City, NJ  08401

As to the Redeveloper:

          Mirage Resorts, Incorporated
          3400 Las Vegas Boulevard South
          Las Vegas, Nevada  89109
          Attn:  Bruce A. Levin, Vice-President
          Facsimile No.: (702) 791-5787

With a copy to:

          Hersh Kozlov, Esquire
          Kozlov, Seaton, Romanini & Brooks, P.C.
          1940 East Route 70, Suite 200
          Cherry Hill, New Jersey  08003
          Facsimile No.: (609) 424-4446

     From time to time either party may designate a different person or address for all the purposes of this Notice provision by giving the other party no less than ten
(10) days notice in advance of such change of address in accordance with the provisions hereof.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date appearing on page one (1) hereof.


Attest:                         THE CITY OF ATLANTIC CITY

BENJAMIN FITZGERALD       By:  JAMES WHELAN
- -----------------------     -------------------------------
                                 Mayor
                            -------------------------------
                               Title


                          APPROVED AS TO FORM:

                              DANIEL A. COREY
                            -------------------------------
                            Daniel A. Corey, City Solicitor

Attest:
                                MIRAGE RESORTS, INCORPORATED


GILBERT BROOKS, ESQUIRE   By: BRUCE A. LEVIN
- -----------------------       ----------------------------------
                              Vice President & Gen. Counsel
                              ----------------------------------
                                             Title
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